EXHIBIT C


                          IDENTITY OF MEMBERS OF GROUP

         The following are the members of the group filing this statement pursuant to Rule 240.13d-1(c):

                   SOFTBANK America Inc.
                   SOFTBANK Holdings Inc.
                   SOFTBANK Corp.
                   Masayoshi Son






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